                                                                     EXHIBIT 6.2

                                    CONTRACT

         THIS CONTRACT, made this 13TH day of JANUARY 2004, between ST. LUCIE COUNTY, a political subdivision of the State of Florida, hereinafter called the "COUNTY", and BIOMASS PROCESSING TECHNOLOGY, INC., a Delaware corporation, or his, its or their successors, executors, administrators, and assigns hereinafter called the "CONTRACTOR":

                                   WITNESSETH:

1.        PURPOSE

         That Contractor agrees with County, for the consideration herein mentioned, at his, its or their own proper cost and expense to do all the Work and furnish all the materials, equipment, supplies, and labor necessary to carry out this Contract in the manner and to the full extent as set forth in the Contract Documents, and to the satisfaction of the duly authorized representatives of St. Lucie County, who shall have at all times full opportunity to inspect the materials to be furnished and the Work to be done under this Contract.

2.        GENERAL DESCRIPTION OF WORK

         It is agreed that the Work to be done under this Contract is to provide processing/recycling services for yard trash, landscape debris, and land clearing debris at a County approved site at the Glades Road Landfill.

3.        PROJECT MANAGER

         The Project Manager for the County is Leo Cordeiro at (772) 462-1631. The Project Manager for the Contractor is Richard Schroeder at (561) 684-6611.

         The parties shall direct all matters arising in connection with the performance of this Contract, other than invoices and notices, to the attention of the Project Managers for attempted resolution or action. Except as otherwise provided for in this Contract, the Project Managers shall be responsible for overall resolution or action. The Project Managers shall be responsible for overall coordination and oversight relating to the performance of this Contract.

4.        CONTRACT DOCUMENTS

         The Contract Documents which comprise the Contract between the County and the Contractor are attached hereto and made part hereof and consist of the following:

A.       This Contract, consisting of pages 1 through 14 inclusive.

B.       Poposal Documents, consisting of:

         Request for Proposals #03-101.

         Contractors proposal dated October 22, 2003.

C. Insurance Certificates which shall be provided by the Contractor, along with the return of an executed copy of this Contract.

D. Any Modifications, including change orders, duly delivered after execution of this Contract.

         Except for duly authorized and executed Modifications including but not limited to change orders and contract amendments, any conflict between the terms and conditions of this Contract and the terms and conditions of any of the other contract documents shall be interpreted in favor of this Contract.

5.        PERFORMANCE GUARANTY

         That Contractor guarantees to repair, replace or otherwise make good to the satisfaction of the County any defect in workmanship or material appearing in the Work; and further guarantees the successful performance of the Work for the service intended. Neither inspection nor payment by the County shall relieve the Contractor from his or its obligations to do and complete the Work in accordance with this Contract. If the County deems it inexpedient to require the Contractor to correct deficient or defective Work, an equitable deduction from the contract price shall be made therefore or in the alternative, if the expense incurred by the County to correct deficient or defective Work exceeds the unpaid balance on this Contract, the Contractor shall pay the difference to the County. The liability of the Contractor and its surety or sureties for such payment is joint and several.

6.        TERM

         The term of this contract shall begin on February 2, 2004 and shall end of February 1, 2009. At the option of the parties, the term may be extended an additional period of three (3) years.

7.        TIME OF PERFORMANCE/DELAYS AND EXTENSIONS OF TIME

         The Contractor shall begin work within 1 calendar days after the signing, execution and delivery of written notice to proceed. The Work shall be conducted in such a manner and with sufficient labor, materials, tools, and equipment necessary to complete the Work within the time limit set forth in the Contract

         In the sole opinion of the County, should the organization of the Contractor, or its management, or the manner of carrying on the Work be manifestly incompetent, or inadequate to do the Work specified within the stated time, then the County shall have the right to take charge of the Work and finish it and provide the labor, materials and equipment necessary to complete the Work as planned within the required time and to charge the cost of all such Work against the Contractor and his, or its Surety shall be held responsible therefore. The Contractor fully understands and agrees that the County shall not pay for any obligation incurred or expenditure made by the Contractor prior to the effective date of the notice to proceed described above, unless the County authorizes such payment in writing.

8.        CONTRACT PAYMENT

         The County shall pay the Contractor for the performance of this Contract in accordance with the Contract Documents, subject to adjustment by change order, the unit price of $17.48 per ton as measured by outgoing scale weights recorded by the County's landfill scale. This rate will be adjusted each year on February 1 beginning on February 1, 2005 according to the change in the Consumer Price Index as published by the United States Department of Labor, Bureau of Labor Statistics.

9.        PAYMENT SCHEDULE

         The County shall make payments on account of the Contract as follows:

         Once each month progress payments shall be made during the term. Contractor shall submit a payment application to the County's Project Manager by the 25th day of each month. The application shall be for the dollar amount of the Work complete on the last day preceding the submission of the application. Payment to the Contractor shall be made within 20 business days of the County's receipt of the application. The County may reject the application in writing which shall specify the deficiency and the action necessary to correct the deficiency. Payment shall be due 10 days after the County's receipt of a corrected application. All applications for payment submitted by the Contractor shall reference the County's Contract number.

         The County shall pay the Contractor through payments issued by the County Finance Department in accordance with the Florida Prompt Payment Act of the Florida Statutes, Chapter 218.70, upon receipt of the certified invoice from the County Project Manager. The parties agree, however, that any payments withheld as liquidated damages or for any other reason allowed by this Contract, shall not be governed by the Florida Prompt Payment Act.

10.       SUBCONTRACTORS

         In the event Contractor requires the services of any subcontractor or professional associate in connection with the Work to be performed under this Contract, the Contractor shall secure the written approval of the County Project Manager before engaging such subcontractor or professional associate.

11.       AUDIT

         The Contractor agrees that the County or any of its duly authorized representatives shall, until the expiration of three years after expenditure of funds under this Contract, have access to and the right to examine any directly pertinent books, documents, papers, and records of the Contractor involving transactions related to this Contract. The Contractor agrees that payments) made under this Contract shall be subject to reduction for amounts charged thereto which are found on the basis of audit examination not to constitute allowable costs under this Contract. The Contractor shall refund by check payable to the County the amount of such reduction of payments. All required records shall be maintained until an audit is completed and all questions arising therefrom are resolved, or three years after completion of the project and issuance of the final certificate, whichever is sooner.

12.       PUBLIC RECORDS

         The Contractor shall allow public access to all documents, papers, letters, or other material subject to the provisions of Chapter 119, Florida Statutes, and made or received by the Contractor in conjunction with this Contract.

13.       GUARANTEE

         The Contractor guarantees to repair, replace or otherwise make good to the satisfaction of the County any defects in workmanship or material appearing in the work within one year after the day of the certificate for final performance of the work for the service intended. Contractor further guarantees the successful performance of the work for the service intended. Neither inspection nor payment, including final payment by the County shall relieve the Contractor from his or its obligations to do and complete the work in accordance with this contract. If the County deems it inexpedient to require the Contractor to correct deficient or defective materials or labor, an equitable deduction from the contract price shall be made therefore or in the alternative, the County may sue for damages. This guarantee is in addition to any other warranty available to the County for the Work including but not limited to manufacturers warranties.

14.      CONTRACTOR RESPONSIBILITY

         The Contractor is an independent contractor and is not an employee or agent of the County. Nothing in this Contract shall be interpreted to establish any relationship other than that of an independent contractor, between the County and the Contractor, its employees, agents, subcontractors, or assigns, during or after the performance of this Contract. The Contractor shall take the whole responsibility for the means, methods, techniques, sequences, and production of the Work.

         The Contractor shall bear all losses resulting to him, or its, on account of the amount or character of the Work, or because of the nature of the ground in or on which the Work is done is different from what was assumed or expected, or because of bad weather, or because of errors or omissions in his or its bid on the Contract price, or except as otherwise provided in the Contract Documents because of any other causes whatsoever. Execution of this Contract by the Contractor is a representation that the Contractor has visited the site, become familiar with the local conditions under which the Work is to be performed, and correlated personal observations with the requirements of the Contract Documents.

         The Contractor shall protect the entire Work, all materials under the Contract and the County's property (including machinery and equipment) in, or on, or adjacent to the site of the Work until final completion and Work, from the action of the elements, acts of other contractors, or except as otherwise provided in the Contract Documents, and from any other causes whatsoever; should any damage occur by reason of any of the foregoing, the Contractor shall repair at his, or its, own expenses to the satisfaction of the County or its Project Manager. Neither the County nor its officers, employees or agents assume any responsibility for collection of indemnities or damages from any person or persons causing injury to the Work of the Contractor.

         At his, or its expense, the Contractor shall take all necessary precautions (including without limitation) the furnishing of guards, fences, warnings signs, walks, flags, cables and lights for the safety of and the prevention of injury, loss and damage to persons and property (including without limitation) in the term persons, members of the public, the County and its employees and agents, the Project Manager and his employees, Contractor's employees, his or its subcontractors and their respective employees, other contractors, their subcontractors and respective employees, on, about or adjacent to the premises where said Work is being performed, and shall comply with all applicable provisions of safety laws, rules, ordinances, regulations and orders of duly constituted public authorities and building codes.

         The Contractor assumes all risk of loss, damage and destruction to all of his or its materials, tools appliances and property of every description and that of his or its subcontractors and of their respective employees or agents, and injury to or death of the Contractor, his or its employees, subcontractors or their respective employees or agents, including legal fees, court costs or other legal expenses, arising out of or in connection with the performance of this Contract.

15.       INDEMNITY

         Contractor agrees to pay of behalf of, protect, defend, reimburse, indemnify and hold the County, its agents, employees, elected officers and representatives and each of them, (hereinafter collectively and for the purposes of this paragraph, referred to as "County"), free and harmless at all times from and against any and all claims, liability, expenses, losses, costs, fines and damages, including attorney's fees, and causes of action of every kind and character against County by reason of any damage to property or the environment, or bodily injury (including death) incurred or sustained by any party hereto, or of any party acquiring any interest hereunder, any agent or employee of any party hereto or of any party acquiring an interest hereunder, and any third or other party whomsoever, or any governmental agency, arising out of or in incident to or in connection with Contractor's performance under this Contract, the condition of the premises, Contractor's acts, or omissions or operations hereunder, or the performance, non-performance or purported performance of the Contractor of any breach of the terms of this Contract; provided however that Contractor shall not be responsible to County for damages resulting out of bodily injury or damages to property which Contractor can establish as being attributable to the sole negligence of County, its respective agents, servants, employees or officers.

         Contractor further agrees to pay on behalf of and hold harmless and indemnify County for any fines, citations, court judgments, insurance claims, restoration costs or other liability resulting from its activities on the project, whether or not Contractor was negligent or even knowledgeable of any events precipitating a claim or arising as a result of any situation involving Contractor's activities.

         Said indemnification by Contractor shall be extended to include all deliverers, suppliers, furnishers of material or anyone acting for, on behalf of, or at the request of Contractor. Contractor recognizes the broad nature of this indemnification and hold harmless clause and voluntarily makes this covenant. In conformance with Section 725.06 Florida Statutes, the specific consideration given for the promises of the Contractor set forth with regard to this indemnification and hold harmless clause is $10.00 in hand paid by the County to the Contractor as a portion of the contract price, receipt thereof is hereby acknowledged and the adequacy of which the Contractor accepts as completely fulfilling the obligations of the County under the requirement of
Section 725.06 Florida Statutes. This indemnification and hold harmless survives acceptance of the Work. This clause of the Contract will extend beyond the term of the Agreement for a period of ten (10) years after the date of the acceptance of the Work by the COUNTY.

16.       INSPECTION

         The project will be inspected by the Project Manager and will be rejected if it is not in conformity with the Contract provisions. Rejected Work will be immediately corrected by the Contractor

17.       INSURANCE

         COMMERCIAL GENERAL LIABILITY:

         The Contractor shall maintain and, prior to commencement of this contract, provide the County with evidence of commercial general liability insurance to include: 1) premises/operations, products/completed operations, (including XCU hazards) and personal and advertising injury for limits of not less than $1,000,000 per occurrence; 2) fire damage for limits of not less than $100,000 per occurrence; 3) medical payments for limits not less than $5,000 per person and 4) a general, per contract/project, aggregate limit of not less than $2,000,000. The policy shall also provide the County will be given a thirty (30) day written notice of cancellation or non-renewal and include County as an additional insured.

         BUSINESS AUTOMOBILE LIABILITY:

         The Contractor shall maintain and, prior to commencement of this contract, provide the County with evidence of business automobile liability insurance to include: 1) coverage for any automobile for limits of not less than $1,000,000 combined single limit (bodily injury & property damage) per accident and 2) Personal Injury Protection (Florida no-fault) with full statutory limits. The policy shall also provide the County will be given a thirty (30) day written notice of cancellation or non-renewal and include County as an additional insured.

         WORKERS' COMPENSATION AND EMPLOYERS LIABILITY:

         The Contractor shall maintain and, prior to commence of this contract, provide the County with evidence of workers' compensation insurance providing Florida statutory (F.S. 440) limits to cover all employees and include Employers Liability coverage with limits of not less than $500,000 for accidents or disease. The policy shall also provide the County will be given a thirty (30) day written notice of cancellation or non-renewal.

18.       DEFAULT; TERMINATION

          A.      FOR CAUSE

                  If either party fails to fulfill its obligations under this Contract in a timely and proper manner, the other party shall have the right to terminate this Contract by giving written notice of any deficiency and by allowing the party in default seven (7) calendar days to correct the deficiency. If the defaulting party fails to correct the deficiency within the seven calendar day period, this Contract shall terminate at the expiration of that time period.

                  With regard to the Contractor, the following items shall be considered a default under this Contract:

                  (1) If the Contractor should be adjudged bankrupt, or if he, or it, should make a general assignment for the benefit of his, or its, creditors, or if a receiver should be appointed on account of his, or its, insolvency.

                  (2) If the Contractor should refuse or fail, except in cases for which an extension of time is provided, to supply enough properly skilled workmen or proper material to meet the project schedule or if the Contractor should fail to make prompt payment for materials, or labor or other services entering into the Work.

                  (3) If the Contractor disregards laws, ordinances, or the instructions of the Project Manager or otherwise be guilty of a substantial violation of the provisions of the Contract.

                  (4) Fails to perform any of the terms of this Contract or performs work which fails to conform to the requirements of this Contract.

         In the event of termination, the County may take possession of the premises and all materials, tools, and appliances, thereon and finish the Work by whatever method it may deem expedient. In such cases, the Contractor shall only be entitled to receive payment for Work satisfactorily completed prior to the termination date. The County may take possession of and use any materials, plant, tools, equipment, and property of any kind furnished by Contractor to complete the Work. If the expense incurred by the County to finish the Work exceeds the unpaid balance on this Contract, the Contractor shall pay the difference to the County. The expense incurred by the County as herein provided, and the damage incurred through the Contractor's default, shall be certified by the Project Manager. The Contractor shall be responsible for both liquidated damages attributable to delay and for excess completion costs. The liability of the Contractor and its surety or sureties for such damages and costs is joint and several. The obligations of the Contractor and his surety with respect to the warranty and maintenance shall remain in full force and effect for the portion of the Work completed by the Contractor and shall not expire until the expiration of the prescribed time period measured from the final acceptance of the project in its entirety. These clauses shall survive the termination of this Contract. If the County makes a determination pursuant to this Contract to hold the Contractor in default and terminate the Contract for cause and it is subsequently determined that any such determination was improper, unwarranted, or wrongful, then any such termination shall be deemed for all purposes as a termination without cause as described below. The Contractor agrees that it shall be entitled to no damages, allowances or expenses of any kind other than as provided in this Agreement in connection with such termination.

         B.       WITHOUT CAUSE

                  Either party may terminate the Contract without cause at any time upon ninety (90) calendar days prior written notice to the other party. Upon such termination, the Contractor waives any claims for damages from the termination without cause, including loss of anticipated profits, and as the sole right and remedy of the Contractor, the County shall compensate the Contractor for all authorized Work satisfactorily and responsibly completed through the termination date. In the event of termination without cause by either party, the obligations of the Contractor and his surety with respect to the warranty and maintenance shall remain in full force and effect for the portion of the Work completed by the Contractor and shall not expire until the expiration of the prescribed time period measured from the final acceptance of the project in its entirety. These clauses shall survive the termination of this Contract.

19.       NON DISCRIMINATION

         Contractor covenants and agrees that Contractor shall not discriminate against any employee or applicant for employment to be employed in the performance of the Contract with respect to hiring, tenure, terms, conditions or privileges of employment, or any matter directly or indirectly related to employment because of age, sex or physical handicaps (except where based on a bonafide occupational qualification); or because of marital status, race, color, religion, national origin or ancestry.

20.       VERIFICATION OF EMPLOYMENT STATUS

         The County will not intentionally award contracts to any contractor who knowingly employs unauthorized alien workers, constituting a violation of the employment provisions of the Immigration and Nationality Act ("INA"). The Count shall consider the employment by the Contractor of unauthorized aliens a violation of 8 U.S.C. Section 1324a(e) [Section 274A(e) of the INA]. The Contractor agrees that such violation by the Contractor shall be grounds for the unilateral cancellation of this Contract by the County.

21.       PRODUCTS OR MATERIALS WITH RECYCLED CONTENT

         Contractor is required to procure products or materials with recycled content with respect to Work performed or products supplied under the contract when those products or materials are available at reasonable prices. A decision to not procure such items must be based on a determination that such procurement:

         a)       Is not available within a reasonable period of time; or

         b) Fails to meet the performance standards set forth in the applicable specifications or fails to meet the reasonable performance standards of the agency.

         Contractor shall provide the County with a written statement indicating what recycled products were used or supplied. If a decision was made not to use recycled products, Contractor shall provide County with a written statement indicating the basis for the decision using the above criteria.

22.       FLORIDA PRODUCED LUMBER

         Where applicable Contractor agrees to comply with the provisions of
Section 255.20, Florida Statutes, (2002) and as may be amended from time to time.

23.       ASBESTOS-FREE MATERIALS

         Contractor shall not use any asbestos or asbestos-based fiber materials in the Work performed under this Contract.

24.       ASSIGNMENT

         The County reserves the right to freely assign this Contract. The Contractor, however, shall not assign this Contract to any other persons or firm without first obtaining County's written approval.

25.       ATTORNEYS' FEES AND COSTS

         In the event of any dispute concerning the terms and conditions of this Contract or in the event of any action by any party to this Contract to judicially interpret or enforce this Contract or any provision hereof, or in any dispute arising in any manner from this Contract, subject to the provisions of
Section 768.28, Florida Statutes and in no way altering the extent of the County's liability under Section 768.28, Florida Statutes, the prevailing party shall be entitled to recover its reasonable costs, fees and expenses, including but not limited to, witness fees, expert fees, consultant fees, attorney, paralegal and legal assistant fees, costs and expenses and other professional fees, costs and expenses, whether suit be brought or not, and whether any settlement shall be entered in any declaratory action, at trial or on appeal. The liability of the Contractor and its surety or sureties for such fees and costs is joint and several.

26.       NOTICES

         All notices, requests, consents, and other communications required or permitted under this Contract shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed by registered or certified mail (postage prepaid) return receipt requested, addressed to:

As To County:                                        With a Copy To:
St. Lucie County Administrator                       St. Lucie County Attorney
Administration Annex                                 Administration Annex
2300 Virginia Avenue                                 2300 Virginia Avenue
Ft. Pierce, FL 34982                                 Ft. Pierce, FL  34982

As To Contractor:
Richard Schroeder
Biomass Processing Technology, Inc.
3222 Commerce Place, Suite A
West Palm Beach, Florida 33407

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

27.       NON-WAIVER

         The rights of the parties under this Contract shall be cumulative and the failure of either party to exercise properly any rights given hereunder shall not operate to forfeit any of the said rights.

28.       CONFLICT OF INTEREST

         The Contractor represents that it presently has no interest and shall acquire no interest, either direct or indirect, which would conflict in any manner with the performance of services required hereunder, as provided for in
Section 112.311, Florida Statutes (2003) and as may be amended from time to time. The Contractor further represents that no person having any interest shall be employed for said performance.

         The Contractor shall promptly notify the County in writing by certified mail of all potential conflicts of interest prohibited by existing state law for any prospective business association, interest or other circumstance which may influence or appear to influence the Contractor's judgment or quality of services being provided hereunder. Such written notification shall identify the prospective business association, interest or circumstance, the nature of Work that the Contractor may undertake and request an opinion of the County as to whether the association, interest or circumstance would, in the opinion of the County, constitute a conflict of interest if entered into by the Contractor. The County agrees to notify the Contractor of its opinion by certified mail within thirty (30) days of receipt of notification by the Contractor. If, in the opinion of the County, the prospective business association, interest or circumstance would not constitute a conflict of interest by the Contractor, the County shall so state in the notification and the Contractor shall, at his/her option, enter into said association, interest or circumstance and it shall be deemed not in conflict of interest with respect to services provided to the County by the Contractor under the terms of this Contract.

29.       DISPUTE RESOLUTION

         Any disputes relating to interpretation of the terms of this Contact or a question of fact or arising under this Contract shall be resolved through good faith efforts upon the part of the Contractor and the County or its Project Manager. At all times, the Contractor shall carry on the work and maintain its progress schedule in accordance with the requirements of the Contract and the determination of the County or its representatives, pending resolution of the dispute. Any dispute which is not resolved by mutual agreement shall be decided by the County Administrator who shall reduce the decision to writing. The decision of the County shall be final and conclusive unless determined by a court of competent jurisdiction to be fraudulent, capricious, arbitrary, so grossly erroneous as to necessarily imply bad faith, or not be supported by substantial evidence.

30.       MEDIATION

         Prior to initiating any litigation concerning this Contract, the parties agree to submit the disputed issue or issues to a mediator for non-binding mediation. The parties shall agree on a mediator chosen from a list of certified mediators available from the Clerk of Court for St. Lucie County. The fee of the mediator shall be shared equally by the parties. To the extent allowed by law, the mediation process shall be confidential and the results of the mediation or any testimony or argument introduced at the mediation shall not be admissible as evidence in any subsequent proceeding concerning the disputed issue.

31.       INTERPRETATION; VENUE

         This Contract constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior verbal or written agreements between the parties with respect thereto. This Contract may only be amended by written document, properly authorized, executed and delivered by both parties hereto. This Contract shall be interpreted as a whole unit and section headings are for convenience only. All interpretations shall be governed by the laws of the State of Florida. In the event it is necessary for either party to initiate legal action regarding this Contract, venue shall be in the Nineteenth Judicial Circuit for St. Lucie County, Florida, for claims under state law and the Southern District of Florida for any claims which are justiciable in federal court.

         IN WITNESS WHEREOF, the parties hereto have accepted, made and executed this Agreement in counterparts each of which shall be treated as an original upon the terms and conditions above stated.


                                     BOARD OF COUNTY COMMISSIONERS
                                     ST. LUCIE COUNTY
ATTEST:
/s/ M. DELGADO                       By: /s/ PAULA A. LEWIS
---------------------                   ---------------------------------------
    Clerk                                     Chairman


                                     APPROVED AS TO FORM AND CORRECTNESS:


                                     By:  /s/
                                          -------------------------------------
                                              County Attorney


WITNESSES:                           BIOMASS PROCESSING TECHNOLOGY, INC.

/s/                                  By: /s/ RICHARD M. SCHROEDER
----------------------                  ---------------------------------------
                                              Richard Schroeder
/s/                                           Vice-President
----------------------